Exhibit 99.1

N E W S R E L E A S E

Contacts:

Investors:

Terence R. Rogers

VP Finance and Treasurer

773.788.3720

Media:

Cindy Leggett-Flynn/Stan Neve

Brunswick Group

212.333.3810

Ryerson Schedules Special Meeting for Approval of Merger Agreement

with Platinum Equity

Chicago, IL, September 18, 2007 – Ryerson Inc. (NYSE: RYI) today announced that it will hold a special meeting of stockholders on October 17, 2007 for the purpose of voting on a proposal to approve its merger with an affiliate of Platinum Equity. Ryerson is to be acquired pursuant to a merger in which all outstanding shares of Ryerson common and preferred stock will be converted into the right to receive $34.50 per share in cash.

The special meeting of stockholders will be held at 8:00 a.m., local time, at Ryerson’s offices, at 2602 West 16th Street, Chicago, IL. Stockholders of record as of the close of business on Friday, September 21, 2007 will be entitled to vote at the special meeting. The definitive proxy statement regarding the proposed merger, together with a proxy card and notice of the special meeting, will be mailed to Ryerson’s stockholders next week.

Completion of the transaction is subject to the approval of the merger by the Company’s stockholders at the special meeting and the satisfaction of the other closing conditions as set forth in the merger agreement.

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Ryerson

Ryerson Inc. is a leading distributor and processor of metals in North America, with 2006 revenues of $5.9 billion. The Company services customers through a network of service centers across the United States and in Canada, Mexico, India, and China.

Important Information

In connection with its proposed merger with an affiliate of Platinum Equity, LLC, Ryerson plans to file with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement. The definitive proxy statement will be mailed to stockholders of Ryerson. Stockholders of Ryerson are urged to read the proxy statement relating to the merger and other relevant materials when they become available because they will contain important information about the merger and Ryerson. Security holders may obtain a free copy of the proxy statement and any other relevant documents (when available) that Ryerson files with the SEC at the SEC’s web site at http://www.sec.gov. The definitive proxy statement and these other documents may be accessed at www.ryerson.com or obtained free from Ryerson by directing a request to Ryerson Inc., ATTN: Investor Relations, 2621 West 15th Place, Chicago, IL 60608.

Certain Information Regarding Participants

Ryerson, its directors and executive officers may be deemed to be participants in the solicitation of the Company’s security holders in connection with the proposed merger. Security holders may obtain information regarding the names, affiliations and interests of such individuals in the Company’s preliminary proxy statement in connection with the proposed merger which was filed with the SEC on August 28, 2007. To the extent holdings of the Company’s equity securities have changed since the amounts reflected in such proxy statement, such changes have been reflected on Statements of Change in Ownership on Form 4 filed with the SEC.